Exhibit 10.30

EMPLOYMENT AGREEMENT

                This Employment Agreement (the “Agreement”) is executed this 13th day of October, 2004, by and between J. Pat Parsons (hereinafter referred to as “Employee”), and Texas Regional Bancshares, Inc., a Texas corporation (“Texas Regional”).

                WHEREAS, Texas Regional is a corporation organized pursuant to the laws of the State of Texas, and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended; and

WHEREAS, Texas Regional conducts a commercial banking business in various communities in Texas through its wholly owned subsidiary Texas State Bank, a Texas state banking association (“Texas State Bank”) ; and

WHEREAS, Employee is being employed by Texas Regional or a direct or indirect subsidiary of Texas Regional (including Texas State Bank) as a full-time management level employee (the entity from time to time that is the employer of Employee is herein called the “Employer”)

WHEREAS, the Employer hereby employs, or has previously employed, Employee in the position of President of Texas State Bank — Southeast Texas Division (the “Position”) and Employer desires to continue to employ the Employee in that or other management level positions with the Employer;

                NOW, THEREFORE, in consideration of the provisions contained herein, the parties hereto agree as follows:

Article I.

TERM

                The initial term of this Agreement shall be effective as of the date hereof, and shall terminate on February 15, 2007 provided, however, that on the second anniversary of the effective date and on each day thereafter, the employment period shall be automatically extended for an additional one day without any further action by either the Employer or Employee, it being the intention of the parties that there shall be continuously a remaining term of not less than one year’s duration of the Employment Period until a termination event has occurred as described in this Agreement, or one of the parties shall have elected to terminate this Agreement as herein provided.

Article II.

EMPLOYMENT

                2.1           Employer hereby employs Employee, and Employee hereby accepts employment with the Employer, upon and subject to the terms and provisions hereof.  Employee shall serve in the Position set forth above, unless and until the Employer and Employee mutually decide to move Employee to a different position with the Employer, or until the Employee is terminated as an employee of Employer.

2.2           Employee shall have such responsibilities and authority as are customary for persons in positions comparable to the Position, or such other position as Employer and Employee may mutually agree, or such other duties as may be assigned to Employee from time to time by the Chief Executive Officer or President of the Employer.  Employee shall devote his full business time, attention, and energies to the business of Employer.  It shall not be a violation of this agreement for the Employee to (a) serve on corporate, civic or charitable boards or committees, (b) deliver, lecture or teach at seminars or educational institutions, and (c) manage personal investments, so long s such activities do not interfere with the Employee’s responsibility hereunder.

2.3           Without limiting the intended general scope of the authority, duties, and responsibilities delegated to Employee, the duties of Employee shall include, but not be limited to, the following:

(a)           Direct and oversee the day-to-day lending operations of Texas State Bank — Southeast Texas Division.

(b)           Coordination with the Bank’s Chief Executive Officer and/or President to formulate the overall business strategy of Texas State Bank — Southeast Texas Division.

(c)           Have overall responsibility for the strategic market plan and financial plan for the commercial and retail banking areas of Texas State Bank — Southeast Texas Division.

(d)           Advise the Chief Executive Officer and/or President and executive officers of the Employer and the Bank on various affairs concerning the general lending operations of the Bank.

(e)           Serve as a member of the Advisory Board of Directors of Texas State Bank — Southeast Texas Division.

(f)            Such other responsibilities as may be reasonably agreed to by the Chief Executive Officer and/or President of the Employer and Parsons.

Article III.

COMPENSATION

                3.1           For services to be rendered by Employee hereunder, Employer agrees to pay or cause to be paid to Employee during the first year of the Agreement an annual salary of $215,000.00, payable in installments in accordance with Employer’s payroll policies.  During each succeeding year of this Agreement, Employer agrees to pay Employee an annual salary (payable in installments in accordance with Employer’s payroll policies) equivalent to the annual salary paid in the immediately preceding year plus incremental annual increases awarded at the sole discretion of Employer’s Chief Executive Officer, Board of Directors and Compensation Committee of the Board.

3.2           Employee shall also be eligible to participate in various bonus and incentive compensation programs offered by the Employer to employees in positions of similar responsibility, it being understood that the bonuses and compensation offered or paid may vary in amount or type among employees, and nothing herein shall be construed to guarantee to Employee that Employee will receive the maximum or largest amount of compensation or benefit, or that Employee shall be permitted to participate in all benefit programs.  For purposes of this agreement, positions of similar responsibility shall mean positions generally comparable in terms of officer rank, level of responsibility and contribution to the profitability of the Employer.  It is not the intent of this paragraph that any bonuses or other incentive compensation awarded by the Employer will increase the annual base salary.

3.3           All amounts payable to Employee under this Article shall be subject to reduction for withholding and other deductions required by law.

3.4           Employer may also pay Employee such other and further benefits (including fringe benefits and perquisites) as Employer may award from time to time in its sole discretion and as Employee may become entitled to receive from time to time under and in accordance with the terms and conditions of any profit sharing, employee stock ownership plan (with 401(k) provisions) or other section 401(k) plan, or any other incentive, retirement or employee benefit plan adopted by Employer and made available to other employees of Employer in positions of similar responsibility (as described above), it being understood that the bonuses and compensation offered or paid may vary in amount or type among employees, and nothing herein shall be construed to guarantee to Employee that Employee will receive the maximum or largest amount of compensation or benefit, or that Employee shall be permitted to participate in all benefit programs.  In its sole discretion, Employer may pay Employee an annual or other periodic performance bonus.

3.5           Employer will provide at Employer’s expense medical health insurance for the Employee and Employee’s spouse and minor children living with the Employee.

3.6           Employer will provide at Employer’s expense life insurance coverage on the Employee in an amount equal to two times base annual salary with double indemnity for accidental death under the terms of the policy.

3.7           Employer will provide at Employer’s expense long-term disability insurance coverage on the Employee providing for a benefit equal to the lesser of 66-2/3% of Employee’s regular base salary or the maximum monthly benefit of $10,000.00, through age 65.

3.8           Employer will provide at Employer’s expense an annual executive physical examination for Employee.

Article IV.

EXPENSES

                Employer agrees to pay the professional dues of Employee for membership in all banking, financial and community organizations as approved or consented to by Employer.  Employer shall also pay the ordinary, reasonable and necessary expenses of Employee in connection with attendance at professional institutes, conventions, seminars and similar functions, as approved or consented to by Employer.  Employer also agrees to reimburse Employee for all ordinary, necessary and reasonable business expenses of Employee incurred in connection with the business of Employer which are approved or consented to by Employer in accordance with its normal policies, upon presentation of appropriate receipts by Employee and consistent with the policies established by Employer in such regard.

Article V.

VACATION, HOLIDAY AND SICK LEAVE

Employee shall be entitled to annual vacations in accordance with the Employer’s personnel policy; provided, however, that in no event will such annual vacation be less than four (4) weeks per year during each year of employment hereunder.  Vacations shall not include attendance at professional institutes, conventions, seminars and similar functions described in Article VI above.  Employee shall also be entitled to receive all paid holidays scheduled by Employer and shall receive sick leave and other benefits in accordance with the policies of Employer.

Article VI.

TERMINATION BY EMPLOYER

                6.1           Employer may terminate the employment of Employee at any time in accordance with the following provisions:

(i)            for “cause,” which for purposes of this Agreement shall mean each of the following:

(a)                                  an act or acts of dishonesty or disloyalty by Employee materially and adversely affecting Texas Regional, Texas State Bank or any direct or indirect subsidiary or affiliate of Texas Regional;

(b)                                 Employee’s material breach of any of his obligations of this Agreement;

(c)                                  Employee’s gross negligence or willful misconduct in performance of the duties and services required of him pursuant to this Agreement; or

(d)                                 Employee’s conviction of a felony or Employee’s conviction of a misdemeanor involving moral turpitude; or

                (ii)           in the sole discretion of the Board of Directors of Employer or the Chief Executive Officer of Employer, without cause.

Notwithstanding any other provision of this Agreement, the parties agree that Employee’s employment is “at will” and that he shall only serve at the pleasure of the Employer’s Board of Directors and Chief Executive Officer.

(b)                                 Employee’s employment may be terminated at any time during the employment period by Employee with or without cause or Good Reason.  For purposes of this Agreement, “Good Reason” shall mean

(i)            the assignment to the Employee of any duties materially inconsistent in any respect with the Employee’s position (including situs, office and title), authority, duties and responsibilities as contemplated by section 2 of this Agreement, excluding any isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by Employer promptly after notice of such action;

(ii)           any material failure by the Employer to comply with any of the provisions of this Agreement;

(iii)          the Employer requiring the Employee to be based at any office outside the Beaumont metropolitan area or other mutually agreed location; or

(iv)          any reduction in annual salary as stated in section 3.1 or as hereafter increased.

6.2                                                         a.  In the event of termination of employment by the Employer “for cause”, then the Employee shall only be entitled to his base salary and all benefits hereunder earned or accrued through the date of termination. Payment shall be made in lump sum to the Employee within 15 days from the date of termination.

b.  For purposes of this Agreement, “Window Period” shall mean the 180-day period immediately following any Change in Control as defined in Section 6.3 of this Agreement.

c.  In the event of termination of employment (1) by the Employer without cause, including termination as a result of the death or disability of the Employee, or (2) by the Employee for Good Reason or during a Window Period upon a Change in Control, the Employer shall pay or provide to or in respect of the Employee, the following amounts and benefits:

(i)    an amount equal to the sum of (1) the Employee’s base salary through the date of termination which has been earned but not paid, (2) any deferred compensation that was previously awarded to or earned by Employee, together with accrued interest or earnings thereon, and (3) unused vacation pay.

(ii)   An amount equal to 100% of one year’s annual base salary; provided that if the termination occurs during a Window Period because of a Change in Control, the amount shall be 150% of one year’s base salary; and

(iii)  Medical benefits coverage for the Employee and his family for the lesser of the period of time that this Agreement would have been in effect, or 12 calendar months.

6.3           Change in Control:

                a.             Employer recognizes that the Position held by Employee with the Employer is one of those employees whose high quality of job performance is essential to promoting and protecting the best interests of the Employer.  The Employer further recognizes (i) that it is possible that a Change in Control (as defined herein) could occur at some time in the future, (ii) that the uncertainty associated with such a possibility could result in the distraction of the Employee from his assigned duties and responsibilities, (iii) that it is in the best interest of the Employer to assure the continued attention by the Employee to such duties and responsibilities without such distraction, and (iv) that Employee must be able to participate in the assessment and evaluation of any proposal which could effect a Change in Control without the Employee being influenced in the exercise of his judgment by uncertainties regarding his future financial security.

b.             “Change in Control” is defined as any of the following:

(i)            a change in the ownership of the capital stock of the Texas Regional Bancshares, Inc. or Employer whereby a corporation, person, or group acting in concert (hereinafter this Agreement shall collectively refer to any combination of these three (a corporation, person or group acting in concert) as a “Person”) as described in Section 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), acquires, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of a number of shares of the Bank or Employer which constitutes fifty percent (50%) or more of the combined voting power of the Bank’s or Employer’s then outstanding capital stock then entitled to vote generally in the election of directors;

(ii)           the persons who were members of the Board of Directors of the Employer or the Bank immediately prior to a tender offer, exchange offer or any combination of the foregoing, cease to constitute a majority of the Board of Directors of the Employer or the Bank;

(iii)          a tender offer or exchange offer is made by any Person which is successfully completed and which results in such Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) either (1) fifty percent (50%) or more of the Bank’s or Employer’s outstanding shares of common stock or (2) shares of capital stock having fifty percent (50%) or more of the combined voting power of the Bank’s or Employer’s then outstanding capital stock (other than an offer made by the Bank or Employer), and sufficient shares are acquired under the offer to cause such Person to own fifty percent (50%) or more of the voting power of the Bank or Employer; or

(iv)          the occurrence of any other transaction or series of related transactions which have substantially the same effect as the transactions specified in any of the preceding clauses (any one of the foregoing being herein called a “Transaction”).

c.             Notwithstanding any provisions of this Agreement to the contrary, in the event that the aggregate payments or benefits to be made or afforded pursuant to this Agreement, would be deemed to include an “excess parachute payment” under Section 280G of the Internal Revenue Code, then the termination benefits shall be reduced to an mount which is One Dollar ($1.00) less than the greatest amount allowed to be paid under Section 280G without constituting an “excess parachute payment”.

Article VII.

MISCELLANEOUS PROVISIONS

                7.1           Waiver.  The waiver by either party of a breach or a violation of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach hereof.

                7.2           Notices.  Any and all notices required or permitted to be given under this Agreement will be sufficient if furnished in writing, sent by registered or certified mail to the last known residence address in the case of Employee or to the principal office of Employer in McAllen, Texas to the attention of the Chief Executive Officer.

                7.3           Authority.  The enforceability of this Agreement is subject to the express condition precedent of approval by the Board of Directors of Employer.

                7.4           Governing Law.  This Agreement shall be interpreted, construed and governed according to the laws of the State of Texas, without regard to conflicts of laws.

                7.5           Assignment.  Employee may not assign his rights or obligations hereunder except as and to the extent expressly permitted hereby.  The rights and obligations of Employer hereunder shall inure to the benefit of and shall be binding upon its successors and assigns.  The rights and benefits of Employee hereunder shall inure to the benefit of and be enforceable by the Employee’s heirs, executors, or other legal representatives.

                7.6           Paragraph or Section Headings.  The paragraph or section headings contained in this Agreement are for convenience only and shall in no manner be construed as a part of this Agreement.

                7.7           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and together shall constitute one and the same agreement.

                7.8           Legal Construction.  In case any one or more of the provisions in this Agreement shall for any reason be held to be illegal, invalid or unenforceable in any respect, such illegality, invalidity or unenforceability shall not affect any other provision hereof and this Agreement shall be reformed by a court of competent jurisdiction effective as of the effective date of execution, to be as near in meaning as possible and be legal, valid and enforceable.

                7.9           Prior Agreement Superseded.  This Agreement constitutes the sole and only agreement of the parties hereto and supersedes any prior understanding or written or oral agreements between the parties respecting the subject matter hereof.

                7.10         Mediation.  The parties hereto agree that they will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and a spirit of mutual cooperation.  If those attempts fail, then the dispute will be mediated by a mutually acceptable mediator to be chosen by mutual consent of the parties within fifteen days after written notice from either party demanding mediation.  Neither party may unreasonably withhold consent to the selection of a mediator, and the parties will share the cost of the mediation equally.  Any dispute which the parties cannot resolve through mediation or negotiation within six months of the date of the initial demand for mediation by one of the parties may then be submitted to the courts within the United States for resolution.  The use of mediation will not be construed under the doctrines of laches, waiver or estoppel to affect adversely the rights of any party.  Nothing in this section will prevent any party from resorting to judicial proceedings if (a) good faith efforts to resolve the dispute under these procedures have been unsuccessful or (b) interim relief from a court is necessary to prevent serious and irreparable injury.

                Executed to be effective as on the date first above written.

Employer:

TEXAS REGIONAL BANCSHARES, INC.

By:	/s/ G.E. Roney
Glen E. Roney, Chairman of the Board
& Chief Executive Officer

Employee:

/s/ J. Pat Parsons
J. Pat Parsons